                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                   SABRE HOLDINGS CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

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
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                                     [LOGO]

                           SABRE HOLDINGS CORPORATION
    P.O. BOX 619615, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TX 75261-9615

                                           March 30, 2001

TO OUR STOCKHOLDERS,

    You are cordially invited to attend the annual meeting of stockholders of Sabre Holdings Corporation, which will be held in the Trinity Ballroom at the Dallas/Fort Worth Airport Marriott South, 4151 Centreport Drive, Fort Worth, Texas 76155, on Tuesday, May 15, 2001, at 10:00 A.M., Central Daylight Saving Time. An Official Notice of the Meeting, proxy statement and form of proxy are enclosed with this letter.

    We hope that those of you who plan to attend the annual meeting will join us beforehand for refreshments. This year, you may vote over the Internet, as well as by telephone or by mailing a traditional proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the annual meeting if you choose not to attend in person. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record concerning each of these voting options. If you plan to attend the annual meeting, we encourage you to vote in advance so that we will know that we have a quorum. To attend the annual meeting, please make certain that you so indicate when voting and bring the admission ticket that is printed on the last page of the proxy statement.

                                           Sincerely,
                                           /s/ WILLIAM J. HANNIGAN
                                           William J. Hannigan
                                           CHAIRMAN OF THE BOARD

                           SABRE HOLDINGS CORPORATION
    P.O. BOX 619615, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TX 75261-9615
                            ------------------------

               OFFICIAL NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             ---------------------

    The annual meeting of stockholders of Sabre Holdings Corporation, will be held in the Trinity Ballroom at the Dallas/Fort Worth Airport Marriott
South, 4151 Centreport Drive, Fort Worth, Texas 76155, on Tuesday, May 15, 2001, at 10:00 A.M., Central Daylight Saving Time, for the purpose of considering and acting upon the following:

    (1)  election of directors;

    (2) ratification of the selection of Ernst & Young LLP as independent auditors for the year 2001; and

such other matters as may properly come before the meeting or any adjournments or postponements thereof.

    Only stockholders of record at the close of business on March 22, 2001 will be entitled to attend or to vote at the meeting.

                                           By Order of the Board of Directors,

                                           /s/ JAMES F. BRASHEAR
                                           James F. Brashear
                                           CORPORATE SECRETARY

March 30, 2001

    IF YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU MUST HAVE AN ADMISSION TICKET (PRINTED ON THE LAST PAGE OF THE PROXY STATEMENT) OR OTHER PROOF OF SHARE OWNERSHIP. REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE VOTE (1) OVER THE INTERNET, (2) BY TOLL-FREE TELEPHONE NUMBER, OR (3) BY COMPLETING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ACCOMPANYING ENVELOPE (THE ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES). PLEASE REFER TO THE VOTING INSTRUCTIONS INCLUDED ON YOUR PROXY CARD OR, FOR SHARES HELD IN STREET NAME, THE VOTING INSTRUCTIONS FORWARDED BY YOUR BANK, BROKER OR NOMINEE.

                           SABRE HOLDINGS CORPORATION
    P.O. BOX 619615, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TX 75261-9615

                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 15, 2001

    This proxy statement and the form of proxy are first being mailed to stockholders on or around March 30, 2001, in connection with a solicitation of proxies by the Board of Directors of Sabre Holdings Corporation (the "Corporation" or "Sabre") for use at the annual meeting of stockholders to be held on May 15, 2001. Most stockholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Check your proxy card or the information forwarded by your bank, broker or other holder of record to determine which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Internet voting facilities for stockholders of record will close at 5:00 P.M., Central Daylight Saving Time on the evening before the annual meeting. The telephone voting facilities for stockholders of record will be available until the annual meeting begins at 10:00 A.M., Central Daylight Saving Time.

    If the enclosed form of proxy is signed and returned, it will be voted as specified in the proxy, or if no vote is specified, it will be voted FOR each of the matters described in this proxy statement. You may revoke your proxy at any time before it is exercised by timely delivery of a written notice to the Corporate Secretary, by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the annual meeting. Voting in advance of the annual meeting will not limit your right to vote at the annual meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, the voting instructions form mailed to you with this proxy statement may not be used to vote at the annual meeting. Instead, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the annual meeting.

    The Corporation will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. In addition to using the mail, proxies may be solicited by directors, officers and other employees of the Corporation or its subsidiaries, in person or by telephone. No additional compensation will be paid to directors, officers or other employees for their services. The Corporation will also request banks, brokers and nominees who hold common stock in their names to forward proxy materials at the Corporation's expense to the beneficial owners of such stock. The Corporation has retained D.F. King & Co., Inc., a firm of professional proxy solicitors, to aid in the solicitation at an estimated fee of $11,000 plus reimbursement of normal expenses.

                      OUTSTANDING STOCK AND VOTING RIGHTS

    The holders of record of the Corporation's common stock at the close of business on March 22, 2001 will be entitled to vote at the meeting. On that date, the Corporation had outstanding 132,025,447 shares of Class A Common Stock. Each holder of Class A Common Stock will be entitled to one vote in person or by proxy for each share of Class A Common Stock held. All shares for which proxies or voting instructions are returned, and shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers ("broker non-votes") are counted as present at the annual meeting for purposes of determining the existence of a quorum at the annual meeting.

    Proposal 1. Directors of the Corporation who are standing for election are elected by a plurality of the affirmative votes cast at the annual meeting. Abstentions from voting and broker non-votes will have no effect on the outcome of such vote, because elections of directors are determined on the basis of votes cast, and abstentions and broker non-votes are not counted as votes cast.

    Proposal 2. Ratification of the appointment of auditors requires the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted as votes against the proposal, while broker non-votes will not be counted in determining whether the proposal has been approved.

DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS

    The Compensation/Nominating Committee of the Board of Directors will consider recommendations by stockholders for nominees for election as directors. Such recommendations should be submitted in writing to the Corporate Secretary of the Corporation at the address set forth below. In addition, under the Corporation's Bylaws, nominations for director may be made by the Board of Directors, the Chairman of the Board, or a stockholder entitled to vote at the annual meeting who delivers notice to the Corporation (containing the information specified below) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. Any stockholder submitting a nomination must notify the Corporate Secretary of the Corporation in writing with (i) the name and address (as they appear on the Corporation's books) and stockholdings of the stockholder submitting the nomination and the beneficial owner, if any, on whose behalf the nomination is made and (ii) all information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14a-11 thereunder (including such person's written consent to being named as a nominee and to serving as a director, if elected). For the Corporation's annual meeting in the year 2002, the Corporation must receive this notice on or after January 15, 2002, and on or before February 14, 2002.

    The Corporation's Bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by the Board of Directors, the Chairman of the Board or by a stockholder entitled to vote at the annual meeting who has delivered a written notice to the Corporation, containing certain information specified in the Bylaws, within the time limits described above for delivering notice of a nomination for the election of a director. These requirements apply to any matter that a stockholder wishes to raise at an annual meeting other than pursuant to the procedures set forth in Rule 14a-8 under the Exchange Act. Any stockholder proposal submitted under Rule 14a-8 must be received by the Corporation no later than December 1, 2001 to be considered for inclusion in the proxy statement for the 2002 annual meeting and must otherwise satisfy the requirements of Rule 14a-8.

    A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Corporate Secretary of the Corporation, P.O. Box 619615, Dallas/Fort Worth International Airport, Texas 75261-9615.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    There are currently eight directors on the Corporation's Board of Directors. The Board of Directors is divided into three classes of directors with staggered terms. Directors are elected to terms that expire on the annual meeting date three years following the annual meeting at which they are elected.

    The terms of two directors, Mr. Ely and Mr. Marschel, will expire at the annual meeting in 2001. The Board of Directors has nominated Mr. Ely and Mr. Marschel for re-election at the annual meeting for a three-year term that will expire at the annual meeting in 2004. The Board of Directors also proposes that an additional nominee for director, Royce S. Caldwell, be elected at the annual meeting for a three-year term that will expire at the annual meeting in 2004. The Board intends to exercise its authority to expand the size of the Board to nine, to create an additional directorship, which Mr. Caldwell will fill if elected to the Board.

    Unless otherwise indicated, all proxies that authorize the proxy holder to vote for the election of directors will be voted FOR the election of the nominees listed below. If a nominee becomes unavailable for election as a result of unforeseen circumstances, it is the intention of the proxy holder to vote for the election of such substitute nominee, if any, as the Board of Directors may propose. As of the date of this proxy statement, the Board of Directors is not aware of any circumstances that would cause a nominee to be unable to serve as a director.

                       NOMINEES FOR ELECTION AS DIRECTORS

    Each of the nominees for election as a director has furnished to the Corporation the following information with respect to his principal occupation or employment and principal business directorships.

BUSINESS AFFILIATIONS

    ROYCE S. CALDWELL, Retired Vice Chairman of SBC Communications Inc.; telecommunications; and formerly President and Chief Executive Officer of Southwestern Bell Corporation; telecommunications. As Vice Chairman of SBC, he was Chairman and Chief Executive Officer of Pacific Bell Corporation, Ameritech Corporation, Southern New England Corporation and Prodigy Corporation. He is also a director of Trust Bank and American Movil, S.A. De C.V. in Mexico City.

    Mr. Caldwell is 62. He is being nominated for election as a director, with a term expiring at the annual meeting in 2004. If elected, it is expected that Mr. Caldwell will become a member of the Audit Committee and Compensation/Nominating Committee.

    PAUL C. ELY, JR., President of Santa Cruz Yachts; yacht manufacturing; formerly General Partner of Alpha Partners; venture capital; formerly Chief Executive Officer of Convergent Inc.; computer workstations; and formerly Executive Vice President and director of Hewlett-Packard Company; computers. He is also a director of Parker Hannifin Corporation, Tektronix, Inc. and Travelocity.com Inc.

    Mr. Ely is 69. He became a director in January 1997, and subsequently was elected to a term expiring at the annual meeting in 2001. He is a member of the Audit Committee, Compensation/ Nominating Committee, and Executive Committee and served as a member of the Special Committee on Performance-Based Compensation and Special Committee on the Spin-Off.

    GLENN W. MARSCHEL, JR., President and Chief Financial Officer of NetNumber.com, Inc.; communication and directory information company; Chairman of the Board of Additech, Inc.; petrochemicals; formerly Chief Executive Officer, President and Co-Chairman of the Board of Faroudja, Inc.; video processing technology; formerly President and CEO of Paging Network;

telecommunications; formerly Vice Chairman of First Financial Management Corporation; credit card processing; and formerly Group President of Automatic Data Processing; information systems. He is also a director of Sage, Inc. and Travelocity.com Inc.

    Mr. Marschel is 54. He became a director in November 1996, and subsequently was elected to a term expiring at the annual meeting in 2001. He is a member of the Audit Committee, Compensation/Nominating Committee, and Executive Committee and served as a member of the Special Committee on Performance-Based Compensation and Special Committee on the Spin-Off.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

                              CONTINUING DIRECTORS

    The background and business affiliation of the Corporation's other directors, whose terms of service continue beyond the 2001 annual meeting, are set forth below:

    DAVID W. DORMAN, President of AT&T Corporation; telecommunications; formerly Chief Executive Officer of Concert, a global venture created by AT&T and British Telecom; telecommunications; formerly Chairman, President and Chief Executive Officer of PointCast; Internet-based news and information services; formerly Chairman, President and Chief Executive Officer of Pacific Bell; telecommunications; and formerly President of Sprint's Business Services unit; telecommunications. He is also a director of 3Com Corporation, Science Applications International Corporation and Scientific-Atlantic, Inc.

    Mr. Dorman is 47. He became a director in October 2000, with a term expiring at the annual meeting in 2003. He is a member of the Audit Committee and Compensation/Nominating Committee.

    WILLIAM J. HANNIGAN, Chairman, President and Chief Executive Officer of Sabre Holdings Corporation; information systems; formerly President of SBC Global Markets; formerly President of Business Communication Services for Southwestern Bell/SBC; formerly Vice President of Business and Government Markets for Pacific Bell; and formerly Vice President of Engineering and Applications Support for Sprint Corporation; telecommunications. He is also a director and Chairman of the Board of Travelocity.com Inc.

    Mr. Hannigan is 41. He became a director in December 1999, with a term expiring at the annual meeting in 2002. He is Chairman of the Executive Committee.

    BOB L. MARTIN, Business Consultant; and Retired President and Chief Executive Officer of Wal-Mart International, Inc.; retailing. He is also a director of Edgewater Technology, Inc.

    Mr. Martin is 52. He became a director in January 1997, and subsequently was elected to a term expiring at the annual meeting in 2002. He is a member of the Audit Committee and Executive Committee and Chairman of the
Compensation/Nominating Committee and served as Chairman of the Special Committee on Performance-Based Compensation and as a member of the Special Committee on the Spin-Off.

    PAMELA B. STROBEL, President of Exelon Energy Delivery and Executive Vice President of Exelon Corporation; Vice Chair of ComEd; energy utility company; formerly Executive Vice President, ComEd; formerly Senior Vice President and General Counsel, ComEd; and formerly Vice President and General Counsel, ComEd; energy utility company. She is also a director of IMC Global.

    Ms. Strobel is 48. She became a director in October 2000, with a term expiring at the annual meeting in 2003. She is a member of the Audit Committee and Compensation/Nominating Committee.

    MARY ALICE TAYLOR, Business Consultant; formerly Chairman, President and Chief Executive Officer of HomeGrocer.com, Inc.; Internet personal services; formerly Corporate Executive Vice President of Global Operations and Technology of Citibank NA; financial and business services; and formerly Senior Vice President, The Americas and the Caribbean, FDX Corporation; delivery services. She is also a director of Autodesk, Inc., Dell Computer, WebVan.com Inc., BlueNile.com and Allstate Insurance Inc.

    Ms. Taylor is 51. She became a director in May 2000, with a term expiring at the annual meeting in 2003. She is a member of the Audit Committee and Compensation/Nominating Committee.

    RICHARD L. THOMAS, Retired Chairman of First Chicago NBD Corporation; financial services. He is also a director of IMC Global, Inc., PMI Group, Inc., Sara Lee Corporation and Exelon Corporation.

    Mr. Thomas is 70. He became a director in November 1996, and subsequently was elected to a term expiring at the annual meeting in 2002. He is Chairman of the Audit Committee and a member of the Compensation/Nominating Committee and served as a member of the Special Committee on Performance-Based Compensation and the Special Committee on the Spin-Off.

                                BOARD COMMITTEES

    The Corporation has a standing Audit Committee, Compensation/Nominating Committee, and Executive Committee. In addition, the Corporation had a Special Committee on Performance-Based Compensation and Special Committee on the Spin-Off, which completed their work and were dissolved on May 17, 2000. The Corporation's committees perform the functions described below. The Board of Directors met fourteen times in 2000. All of the Corporation's directors attended at least 75% of the meetings of the Board of Directors and committees held during the periods in which they served on the Board of Directors or such committees.

    The Audit Committee, which is composed entirely of directors who are not employees or officers of the Corporation and who satisfy the New York Stock Exchange definition of independence, met four times during 2000 with the Corporation's independent auditors, representatives of management, and the internal audit staff. The Audit Committee members are Messrs. Dorman, Ely, Marschel, Martin, and Thomas and Ms. Strobel and Ms. Taylor. The Audit Committee recommends the selection of independent auditors, and its responsibilities include interacting with the Corporation's management and independent auditors to review the scope and results of and procedures for the annual audit, review proposed changes in accounting standards or principles and review the internal audit function. A copy of the Audit Committee's Charter is attached as Appendix A to this proxy statement.

    The Compensation/Nominating Committee, which is composed entirely of directors who are not employees or officers of the Corporation, met five times during 2000. The Compensation/ Nominating Committee members are Messrs. Dorman, Ely, Marschel, Martin, and Thomas and Ms. Strobel and Ms. Taylor. The Compensation/Nominating Committee makes recommendations with respect to compensation and benefit programs for the officers and directors of the Corporation and its subsidiaries. It also makes recommendations with respect to assignments to committees of the Board of Directors and promotions, changes and succession among the senior management of the Corporation and its subsidiaries, and recommends suitable candidates for election to the Board of Directors.

    The Executive Committee did not meet in 2000. The Executive Committee members are Messrs. Ely, Hannigan, Marschel and Martin. The Executive Committee may exercise all the power and authority of the Board in the management of the business and affairs of the Corporation, with the exception of such powers and authority as are specifically reserved to the Board of Directors.

    The Special Committee on Performance-Based Compensation, which was dissolved on May 17, 2000, was composed entirely of outside directors who were not employees or officers of the Corporation and did not receive directly or indirectly compensation from the Corporation other than compensation as a director, and met two times during 2000. The Special Committee on Performance-Based Compensation during 2000 consisted of Messrs. Brennan, Ely, Marschel,

Martin and Thomas. The Special Committee on Performance-Based Compensation made recommendations with respect to compensation and benefit programs for the officers and directors of the Corporation and its subsidiaries.

    In 2000, the Board of Directors created a Special Committee on the Spin-Off, which was dissolved on May 17, 2000, and was composed entirely of directors who were not employees or officers of the Corporation to represent the interests of the stockholders of the Corporation, particularly the holders of the Corporation's Class A Common Stock, in connection with the distribution by AMR of its entire 83% ownership stake in the Corporation to AMR's stockholders (the "Spin-Off"). The Special Committee on the Spin-Off during 2000 consisted of Messrs. Brennan, Ely, Marschel, Martin and Thomas.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Compensation/Nominating Committee is a current or former employee or officer of the Corporation or any of its affiliates, nor has any interlocking relationship with any other corporation that requires specific disclosure under this heading.

COMPENSATION OF DIRECTORS

    Outside directors of the Corporation receive a semi-annual retainer of $12,500 for service on the Board of Directors and $1,000 for each day of Board or Committee meetings attended. Directors may defer payment of all or any part of these fees pursuant to two deferral plans. Under the first of these deferral plans, the Corporation will pay interest on the amount deferred using the six-month London Interbank Offered Rate plus 1%. Under the second deferral plan, compensation deferred during any calendar month is converted into stock equivalent units by dividing the total amount of deferred compensation by the fair market value of the Corporation's Class A Common Stock for such month. At the end of the deferral period, the Corporation will pay to the director an amount in cash equal to the number of accumulated stock equivalent units multiplied by the fair market value of the Corporation's Class A Common Stock for the month in which the deferral period terminates.

    For every regularly scheduled Board of Directors meeting attended, each outside director will receive options for 1,000 shares of the Corporation's Class A Common Stock under the Amended and Restated 1996 Long-Term Incentive Plan (the "LTIP"). In addition, any new outside director, when first elected to the Board of Directors, will receive a one-time award of options for 10,000 shares of the Corporation's Class A Common Stock under the LTIP. Options will have an exercise price equal to the fair market value of the Corporation's Class A Common Stock on the date of grant, will generally vest one year from grant date and will have a ten-year term.

                             AUDIT COMMITTEE REPORT

REPORT OF THE AUDIT COMMITTEE

    The Audit Committee's responsibilities include assisting the Board of Directors in fulfilling its oversight fiduciary responsibilities relating to the Corporation's financial statements and the financial reporting process, the Corporation's internal accounting and financial controls, the internal audit function of the Corporation and the annual independent audit of the Corporation's financial statements. Management has the primary responsibility for the Corporation's financial statements and the reporting process. The Corporation's independent auditors are responsible for expressing an opinion on the conformity of the Corporation's audited financial statements to generally accepted accounting principles.

    The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Committee serves a board-level oversight role where it receives information from, consults with and provides its views and directions to management and the independent auditors on the basis of the information it receives and the experience of its members in business, financial and accounting matters.

    In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the Corporation's audited financial statements for the year ended December 31, 2000. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Corporation and its management. The Audit Committee has considered whether the independent auditors' provision of non-audit services to the Corporation is compatible with the auditors' independence.

    Following the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE SABRE HOLDINGS CORPORATION AUDIT COMMITTEE

Richard L. Thomas, Chairman
David W. Dorman
Paul C. Ely, Jr.
Glenn W. Marschel, Jr.
Bob L. Martin
Pamela B. Strobel
Mary Alice Taylor

                    COMPENSATION/NOMINATING COMMITTEE REPORT

COMMITTEE ROLE IN OVERSEEING EXECUTIVE COMPENSATION POLICY

    A primary role of the Compensation/Nominating Committee (the "Committee") is to determine and oversee the administration of compensation for the executive officers of the Corporation. In this capacity, the Committee is dedicated to ensuring that the Corporation's compensation policies and practices are used effectively to support the achievement of the Corporation's short-term and long-term business objectives.

    It is the Committee's overall goal to develop executive compensation policies that are consistent with, and linked to, strategic business objectives and the Corporation's values. The Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of compensation policies. The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance, and considers related matters.

COMPENSATION PHILOSOPHY

    The Corporation's primary business objective is to maximize stockholder value over the long-term. The Corporation's strategy is to maintain its leadership positions and to pursue growth in revenue and earnings by expanding its product offerings in electronic travel distribution and technology solutions. The Corporation's compensation policies are intended to facilitate the achievement of its business strategy.

    The Committee is guided by the following tenets. Compensation opportunities should enhance the Corporation's ability to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executive officers upon whom, in large part, the successful operation and management of the Corporation depends. An integrated total compensation program should be structured to appropriately balance short-term and long-term business and financial strategic goals. A significant amount of pay for executive officers should be comprised of long-term, at-risk pay to align executive interests with stockholder interests. Annual incentives should drive short-term results that lead to long-term value creation while salaries should be competitive for retention purposes.

    As part of its overall compensation philosophy, the Committee has determined appropriate target levels for base salary, annual incentives, long-term compensation, and total compensation. In general, the Committee has determined that total compensation should be targeted at the 50th percentile of the market but individual pay determinations will be based on individual responsibilities and contributions. To the extent the Committee determines that individual compensation levels fall below the targeted levels, the Committee will adjust these compensation levels as appropriate.

    Competitive market data is provided by an independent compensation consultant. The data provided compares the Corporation's compensation practices to similar companies in the marketplace. The Corporation's market, for compensation comparison purposes, is comprised of companies who tend to have national and international business operations and similar sales volumes, market capitalizations, employment levels, and lines of business.

    The companies chosen for comparative purposes generally are not the same companies which comprise the peer group index in the Performance Graph included in this proxy statement. The Committee believes that the group of companies with which the Corporation competes for executive talent is much broader than the peer group established for comparing stockholder returns.

    The key elements of the Corporation's executive compensation are base salary, annual incentives, long-term compensation, and benefits. These key elements are addressed separately below. In determining compensation, the Committee considers all elements of an executive officer's total compensation package, including severance plans, insurance, and other benefits.

BASE SALARIES

    The Committee regularly reviews each executive officer's base salary. Base salaries for executive officers are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity issues, and external pay practices. Base salaries offer security to executives and allow the Corporation to attract competent executive talent and maintain a stable management team.

VARIABLE COMPENSATION

    The Corporation has an annual incentive compensation program (the "Variable Compensation Program") which is a performance based cash payment pursuant to
Section 11 of the LTIP that is intended to comply with Section 162(m) of the Internal Revenue Code (the "Code"). The Variable Compensation Program provides that participants, including each of the individuals who, as of December 31, 2000, were the four most highly compensated executive officers of the Corporation (other than the Chief Executive Officer) whose aggregate current remuneration exceeded $100,000; and the Chief Executive Officer of the Corporation during the 2000 fiscal year, (collectively, the "Named Executive Officers"), will be eligible to receive annual cash bonus awards only if specified financial performance goals are met by the Corporation.

Annual bonus opportunities allow the Corporation to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals.

    Each year, the Committee will establish specific goals relating to each participating executive's bonus opportunity. While target bonus payments to a participant under the Variable Compensation Program are based upon an individual's job classification level at the Corporation relative to similar levels at the comparator group, the actual amount of the award is based on a subjective evaluation of each individual's performance. In recognition of superior performance, the Committee may award additional amounts in excess of the specified bonus opportunity.

    The Committee has determined that bonus opportunities will be based on a combination of performance measures reflecting the performance of the Corporation and individual performance. The weightings of each of these measures will vary depending upon each individual's position and responsibilities. For 2000, the Corporation measures were based on revenue growth and operating income growth of the Corporation.

LONG-TERM INCENTIVES

    In keeping with the Corporation's desire to provide a total compensation package which favors at-risk components of pay, long-term incentives comprise the largest portion of a Named Executive Officer's total compensation package. The Committee's objective is to provide executives with long-term incentive award opportunities that are competitive with the market.

    When awarding long-term incentives, the Committee considers executives' levels of responsibility, prior experience, historical award data, various performance criteria, and compensation practices at comparator companies.

    Long-term incentives are provided pursuant to the LTIP. Under the LTIP, stock-based compensation (which may include stock options, stock appreciation rights, restricted stock, deferred stock, stock purchase rights, performance awards, and other stock-based awards) may be granted to non-employee directors, officers, managers, and key employees of the Corporation, its subsidiaries, and its affiliates. The purpose of equity participation is to align the interests of the Corporation's executive officers with the interests of the Corporation's stockholders and the Corporation's growth in real value over the long term.

STOCK OPTIONS

    Options to purchase the Corporation's Class A Common Stock granted under the LTIP are exercisable for ten years from the date of grant, have an exercise price equal to the average market price on the New York Stock Exchange ("NYSE") of the Corporation's Class A Common Stock on the date of grant and generally vest over four or five years. This approach is designed to provide an incentive to create stockholder value over the long term, because the full benefit of the stock option compensation package cannot be realized unless stock appreciation occurs over a number of years.

    The Committee determines the number of options to be granted based upon a subjective evaluation of the executive's: (i) current performance;
(ii) retention value; and (iii) compensation relative to comparator companies. The number of stock options awarded, if any, depends upon the executive's rating with respect to these factors.

RESTRICTED STOCK

    Restricted stock awards are grants under the LTIP of the Corporation's
Class A Common Stock which carry full stockholder privileges, including the right to vote and the right to receive any declared dividends in respect of such shares. The shares are held by the Corporation with vesting based on the satisfaction of future service requirements or stock price objectives. The shares are nontransferable and are subject to risk of forfeiture. Restricted stock awards are designed to retain the services of key executives and generally do not vest until a minimum of two years has passed since the date of grant. See Compensation for the Chief Executive Officer section below for further details regarding Mr. Hannigan's restricted stock awards.

PERFORMANCE SHARES

    Under the Corporation's 2000-2002 Performance Share Program, the Corporation may grant performance shares to key employees of the Corporation, which awards consist of deferred shares of the Corporation's Class A Common Stock issued pursuant to the LTIP (the "Performance Shares"). These shares are granted contingent upon the Corporation's increase in the share price plus dividends over the measurement period expressed as a percentage of the beginning share price (total stockholder return or "TSR") performance relative to the TSR of Standard & Poor's 500 ("S&P 500") companies over a three-year performance period. The percentage of the conditional shares granted which will vest ranges from 0% to 200%, based upon the Corporation's TSR ranking relative to the S&P 500 companies over the performance period. If the Corporation fails to achieve a certain level of TSR relative to S&P 500 companies, no Performance Shares will be earned.

    Performance share grants are based on the subjective evaluation of the executive's: (i) current performance; (ii) retention value; and
(iii) compensation relative to comparator companies.

BENEFITS

    Benefits offered to key executives serve a different purpose than other elements of compensation. In general, they provide a safety net of protection against financial catastrophes that can result from illness, disability, or death. Benefits offered to key executives are generally those offered to the general employee population with some variation to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits.

COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER (CEO)

    In 2000, Mr. Hannigan received an annual base salary of $600,000 pursuant to his employment agreement. This cash compensation was provided for based on the Committee's evaluation of Mr. Hannigan's potential contribution to the Corporation as well as the amount of his compensation relative to chief executives of comparator companies. Pursuant to his employment agreement, Mr. Hannigan also received a guaranteed 2000 Variable Compensation Program payment of $600,000 for his first full year as Chief Executive Officer, representing 100% of his base salary as is reflected in the Summary Compensation Table. Beginning with the 2001 plan year, Mr. Hannigan's Variable Compensation Program payments will be based on performance relative to predetermined performance objectives, similar to other Corporation executives.

    On December 1, 2000, the Committee granted Mr. Hannigan options to purchase 200,000 shares of the Corporation's Class A Common Stock at an exercise price of $36.5938, which represents the average market price on the NYSE of the Corporation's Class A Common Stock on the date of grant. These options become exercisable over four years with 25% vesting after the first year and 6.25% vesting quarterly thereafter. This grant was based on the Committee's subjective evaluation of: (i) Mr. Hannigan's service and strategic contributions; (ii) the Corporation's favorable financial results; and (iii) the amount of Mr. Hannigan's compensation relative to chief executives of comparator companies.

    On December 1, 2000, the Committee granted Mr. Hannigan 70,000 restricted shares with restrictions lapsing five years from grant and a potential acceleration of 50% upon reaching a closing share price of $45.00 for 40 of 45 consecutive trading days and acceleration of the remaining 50% upon reaching a closing share price of $60.00 for 40 of 45 consecutive trading days. This award was based on the Committee's subjective evaluation of: (i) Mr. Hannigan's service and strategic contributions; (ii) the Corporation's favorable financial results; (iii) the amount of Mr. Hannigan's compensation relative to chief executives of comparator companies; and (iv) Mr. Hannigan's retention value.

INTERNAL REVENUE CODE SECTION 162 CONSIDERATIONS

    Section 162 of the Code provides that executive compensation in excess of $1 million will not be deductible for purposes of corporate income taxes unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the Code. To satisfy these requirements, and to preserve objectivity, the Committee is composed of independent, non-employee directors who approve such plans. The Committee intends to continue reliance on performance-based compensation programs. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. To the extent consistent with this goal, the Committee currently anticipates that such programs will also be designed to satisfy the requirements of Section 162(m) of the Code with respect to the deductibility of compensation paid.

CONCLUSION

    The Committee believes these executive compensation policies and programs serve the interests of stockholders and the Corporation effectively, and that the various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Corporation's overall future successes, thereby enhancing the value of the Corporation for the stockholders' benefit.

    The Committee will continue to monitor the effectiveness of the Corporation's total compensation program to meet the current needs of the Corporation.

SUBMITTED BY THE SABRE HOLDINGS CORPORATION COMPENSATION/NOMINATING COMMITTEE

Bob L. Martin, Chairman
David W. Dorman
Paul C. Ely, Jr.
Glenn W. Marschel, Jr.
Pamela B. Strobel
Mary Alice Taylor
Richard L. Thomas

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

    The following Summary Compensation Table sets forth the compensation for the past three years paid to: (i) the individuals who, as of December 31, 2000, were the four most highly compensated executive officers of the Corporation (other than the Chief Executive Officer) whose aggregate current remuneration exceeded $100,000; and (ii) the Chief Executive Officer of the Corporation (collectively, the "Named Executive Officers").

                                                                         LONG-TERM COMPENSATION
                                                                 ---------------------------------------
                                                                           AWARDS              PAYOUTS
                                   ANNUAL COMPENSATION           --------------------------   ----------
                           -----------------------------------                 SECURITIES
NAME AND                                             OTHER       RESTRICTED    UNDERLYING
PRINCIPAL                                           ANNUAL         STOCK        OPTIONS/         LTIP         ALL OTHER
POSITION          YEAR      SALARY     BONUS     COMPENSATION    AWARDS(1)       SARS(2)      PAYOUTS(3)   COMPENSATIONS(4)
--------        --------   --------   --------   -------------   ----------   -------------   ----------   ----------------
W.J. Hannigan     2000     $600,000   $600,000            0      $2,561,566      200,000       $      0        $34,793
                  1999       30,645          0            0       6,026,922      397,474              0              0
                  1998            0          0            0               0            0              0              0
---------------------------------------------------------------------------------------------------------------------------
J.M. Jackson      2000      360,833    135,313            0         914,845       50,000        140,582              0
                  1999      313,750    160,000            0               0      141,955        527,578          3,572
                  1998      115,323     60,000            0         282,880      154,449        679,978          3,572
---------------------------------------------------------------------------------------------------------------------------
E.J. Speck        2000      327,500    122,813            0         914,845       50,000        210,852              0
                  1999      290,000    150,000            0               0      161,262        315,516          8,214
                  1998      236,667    120,000            0               0       29,527         78,767          8,214
---------------------------------------------------------------------------------------------------------------------------
J.I. Saliba       2000      277,810     83,343            0         548,907       40,000        126,528         15,974
                  1999      234,338     63,201            0               0        9,199        178,828         13,301
                  1998      218,225     85,000            0               0       18,398         75,987         12,548
---------------------------------------------------------------------------------------------------------------------------
M.W. Nelson       2000      246,667     74,000            0         548,907       25,000         64,189         10,500
                  1999      205,669     75,000            0               0       77,679        147,234              0
                  1998      179,785     76,139            0               0        9,370         78,767              0
---------------------------------------------------------------------------------------------------------------------------

W.J. Hannigan     = William J. Hannigan, Chairman, President and Chief
                  Executive Officer
J.M. Jackson      = Jeffery M. Jackson, Executive Vice President, Chief
                  Financial Officer and Treasurer
E.J. Speck        = Eric J. Speck, Executive Vice President and President,
                  Travel Marketing and Distribution
J.I. Saliba       = Joseph I. Saliba, Senior Vice President-Sales, Account
                  Management and Customer Care
M.W. Nelson       = Michael W. Nelson, Senior Vice President and General
                  Manager, Global Infrastructure

------------------------------
(1) The value of the 2000 restricted stock awards is based on an average market price of $36.5938 for the Corporation's Class A Common Stock on the New York Stock Exchange ("NYSE") on the date of grant (December 1, 2000). The following table sets forth certain information concerning restricted stock awards held on December 31, 2000:

                    RESTRICTED STOCK; TOTAL SHARES AND VALUE

                  TOTAL NUMBER OF      AGGREGATE MARKET VALUE
     NAME       RESTRICTED SHARES(A)   OF RESTRICTED SHARES(B)
--------------  --------------------   -----------------------
W.J. Hannigan         206,377                $8,867,772
J.M. Jackson           33,000                 1,417,970
E.J. Speck             25,000                 1,074,220
J.I. Saliba            15,000                   644,532
M.W. Nelson            15,000                   644,532
--------------------------------------------------------------

    (A) Restricted shares are shares of the Corporation's Class A Common Stock that are subject to restrictions on disposition until vesting and that are subject to forfeiture if the employee leaves the Corporation ("Restricted Shares"). Messrs. Hannigan, Jackson, Speck, Saliba and Nelson hold 70,000, 25,000, 25,000, 15,000 and 15,000, respectively,
        Restricted Shares that were granted in 2000 and to which the restrictions lapse in 2005 with a potential acceleration of 50% upon reaching a closing share price of $45.00 for 40 of 45 consecutive trading days and acceleration of the remaining 50% upon reaching a closing share price of $60.00 for 40 of 45 consecutive trading days.
        Mr. Jackson holds 8,000 Restricted Shares that vest in 2001 and
        Mr. Hannigan holds 136,377 Restricted Shares that vest in 2001 through 2004 as follows: 2001--52,908 Restricted Shares; 2002--37,858 Restricted Shares; 2003--22,805 Restricted Shares; and 2004--22,806 Restricted Shares. Dividends are payable on Restricted Shares, either in cash or stock, as determined by the plan administrator.

    (B) Based on an average market price of $42.9688 for the Corporation's Class A Common Stock on the NYSE on December 29, 2000.

(2) On February 18, 2000, Sabre paid a one time cash dividend of $675 million ($5.203031 per share). Because this was an extraordinary one-time cash dividend, employee options were adjusted. Stock options were adjusted on February 22, 2000, using the cash dividend paid of $5.203031 per share and the close price of Sabre stock on February 18, 2000 ($43.5625) ("Option Dividend Adjustment"). Using the Option Dividend Adjustment, the option price decreased and the number of options increased.

(3) The following information is concerning long-term incentive plan payouts: payments for 1998 represent payments made in 1999 under the Sabre 1996-1998 performance share program for Sabre Performance Shares that were granted in 1996. Payments for 1999 represent payments made in 2000 under the Sabre 1997-1999 performance share program for Sabre Performance Shares that were granted in 1997. Payments for 2000 represent payments made in 2001 under the Sabre 1998-2000 performance share program for Sabre Performance Shares that were granted in 1998.

   Target performance shares were adjusted upwards to reflect the impact of the cash dividend paid, using the cash dividend amount per share of $5.203031, the fair market value on February 22, 2000 (the ex-dividend date) of $37.0937 and the number of target shares held ("Performance Share Dividend Adjustment").

(4) The information shown for 2000 includes: employer contributions to a plan under Section 401(k) of the Internal Revenue Code of 1986 (the "Code") that is sponsored by the Corporation ("Contributions to Defined Contribution Plan"); employer contributions to a Supplemental Executive Retirement Plan that provides pension benefits to officers who earned compensation in excess of qualified plan limits (currently $170,000) ("Contributions to SERP"); the full amount of premiums paid under a split-dollar or term life insurance arrangement whereby the Corporation may recover certain premiums paid ("Insurance Premiums"). The Named Executive Officers were credited with the following: Contributions to Defined Contribution Plan:
    Mr. Hannigan--$9,775, Mr. Saliba--$9,775; Contributions to SERP:
    Mr. Hannigan--$24,725, Mr. Saliba--$6,199; Insurance Premiums:
    Mr. Hannigan--$293, Mr. Nelson--$10,500.

                             STOCK OPTIONS GRANTED

    The following table sets forth information concerning stock options granted during 2000 by the Corporation to the Named Executive Officers. The hypothetical present values of stock options granted in 2000 are calculated under a modified Black-Scholes model, a mathematical formula used to value options. The actual amount, if any, realized upon the exercise of stock options will depend upon the amount by which the market price of the Corporation's Class A Common Stock on the date of exercise exceeds the exercise price. The actual amount realized may be higher or lower than the hypothetical present values of stock options presented in this table.

                   OPTION/SARS GRANTS IN LAST FISCAL YEAR
-----------------------------------------------------------------------------
                              INDIVIDUAL GRANTS
-----------------------------------------------------------------------------
                                % OF TOTAL
                                OPTIONS/SARS EXERCISE
                   NUMBER OF    GRANTED TO      OR
                   SECURITIES   EMPLOYEES      BASE
                   UNDERLYING     IN          PRICE                GRANT DATE
                   OPTIONS/SARS FISCAL         PER      EXPIRATION  PRESENT
      NAME         GRANTED       YEAR         SHARE     DATE(1)     VALUE(2)
-----------------  ----------   ----------   --------   --------   ----------
W.J. Hannigan       200,000        2.6       $36.5938   12/1/10    $3,024,000
J.M. Jackson         50,000        0.6       36.5938    12/1/10       756,000
E.J. Speck           50,000        0.6       36.5938    12/1/10       756,000
J.I. Saliba           5,000        0.1       49.4375    3/16/10       105,250
        "            10,000        0.1       24.0938    7/18/10       102,100
        "            25,000        0.3       36.5938    12/1/10       378,000
M.W. Nelson          25,000        0.3       36.5938    12/1/10       378,000

------------------------------
(1) Options have a term of ten years and have an exercise price equal to the average market price of the Corporation's Class A Common Stock on the NYSE on the date of grant. Twenty percent of the options granted on March 16, 2000 and July 18, 2000 become exercisable each year. Twenty-five percent of the options granted December 1, 2000 become exercisable one year from the grant date and 6.25% become exercisable quarterly thereafter.

(2) The modified Black-Scholes model used to calculate the hypothetical values at date of grant considers a number of factors to estimate the option's present value, including the volatility factor of the expected market price of the Corporation's Class A Common Stock, the weighted average expected life of the option, and interest rates. The assumptions used in the valuation of the options granted on March 16, 2000, were: stock price volatility--39.9%, expected life--4.5 years, interest rate--6.51%, and dividend yield--0%. The assumptions used in the valuation of the options granted on July 18, 2000, were: stock price volatility--39.9%, expected life--4.5 years, interest rate--6.36%, and dividend yield--0%. The assumptions used in the valuation of the options granted on December 1, 2000, were: stock price volatility--39.9%, expected life--4.5 years, interest rate--5.65%, and dividend yield--0%.

                           STOCK OPTION EXERCISES AND
                      DECEMBER 31, 2000 STOCK OPTION VALUE

    The following table sets forth certain information concerning stock options exercised during 2000 by the Named Executive Officers and the number and value of unexercised in-the-money options for the Corporation's Class A Common Stock at December 31, 2000. The year-end value of exercisable and unexercisable options is based on an average market price of $42.9688 for the Corporation's Class A Common Stock on the NYSE on December 29, 2000. The actual amount, if any, realized upon exercise of stock options will depend upon the amount by which the market price of the Corporation's Class A Common Stock on the date of exercise exceeds the exercise price. The actual value realized upon the exercise of unexercised in-the-money stock options (whether exercisable or unexercisable) may be higher or lower than the values reflected in this table.

           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTIONS/SAR VALUE
-------------------------------------------------------------------------------------------------------
                                               NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                              UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS/SARS AT
                     SHARES                   OPTIONS/SARS AT FY-END                 FY-END
                   ACQUIRED ON    VALUE     ---------------------------   -----------------------------
      NAME          EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-----------------  -----------   --------   -----------   -------------   -------------   -------------
W.J. Hannigan             0      $     0       79,494        517,980       $        0      $1,275,000
J.M. Jackson              0            0       78,357        256,236          390,893       1,066,681
E.J. Speck            4,000       77,642       87,350        209,256        1,119,822         950,454
J.I. Saliba               0            0       25,824         63,408          423,702         624,459
M.W. Nelson               0            0       63,541        101,114          972,593         439,534

                        LONG-TERM INCENTIVE PLAN AWARDS

    Under the Corporation's LTIP, deferred shares of the Corporation's Class A Common Stock ("Performance Shares") may be awarded to officers and other key employees, including the Named Executive Officers. Further information concerning Performance Shares can be found on page 13 of this proxy statement. All awards reported in the table below represent grants of Performance Shares.

                  LONG-TERM INCENTIVE PLAN-AWARDS IN LAST FISCAL YEAR
----------------------------------------------------------------------------------------
                                       PERFORMANCE OR    ESTIMATED FUTURE PAYOUTS UNDER
                      NUMBER OF         OTHER PERIOD       NON-STOCK PRICE-BASED PLANS
                   SHARES, UNITS OR   UNTIL MATURATION   -------------------------------
      NAME           OTHER RIGHTS        OR PAYOUT       THRESHOLD    TARGET    MAXIMUM
-----------------  ----------------   ----------------   ---------   --------   --------
W.J. Hannigan                0            12/31/02           0             0          0
J.M. Jackson             3,991            12/31/02           0         3,991      7,982
E.J. Speck               3,991            12/31/02           0         3,991      7,982
J.I. Saliba              1,000            12/31/02           0         1,000      2,000
M.W. Nelson              2,052            12/31/02           0         2,052      4,104

                                  PENSION PLAN

    Effective January 1, 1997, the Corporation established The SABRE Group Retirement Plan (the "SGRP"), a defined contribution plan qualified under the Code. Upon establishment, substantially all employees of the Corporation under the age of 40 at December 31, 1996 began participating in the SGRP.

    The Corporation contributes 2.75% of each participating employee's base pay to the SGRP. Employees fully vest in the Corporation's contributions after three years of service, including any prior service with AMR affiliates for the time period Sabre was controlled by AMR. In addition, the Corporation matches 50 cents of each dollar contributed by participating employees, limited to the first 6% of the employee's base pay contribution, subject to IRS limitations. Employees are immediately vested in their own contributions and the Corporation's matching contributions.

    The obligation for benefits previously earned by employees under the age of 40 under the tax-qualified defined benefit pension plan (the "American Plan") of American Airlines, Inc. ("American") are now the responsibility of the Legacy Pension Plan (the "LPP"), a defined benefit plan sponsored by the Corporation which offers benefits substantially similar to those offered by the American Plan. These benefits are based on the credited years of service earned as of December 31, 1996 or date of transfer to the Corporation from American or its affiliates, if later, but prior to March 16, 2001. However, these employees will continue to earn years of service for purposes of determining vesting and early retirement eligibility under the LPP based on future service to the Corporation. Additionally, future increases in compensation levels will be considered in the calculation of retirement benefits to be paid from the LPP to these employees upon their retirement.

    Employees age 40 or over as of December 31, 1996, who were participants in the American Plan at that date, were given the option of participating in the SGRP or the LPP. Benefits provided by the LPP to retirees of the Corporation are based on years of credited service and the employee's base pay for the highest consecutive five years of the ten years preceding retirement. With the exception noted below, the obligation for benefits previously earned by these employees under the American Plan is now the responsibility of the LPP.

    Certain employees of the Corporation meeting specified criteria have elected to remain in the American Plan for service through December 31, 1996, and are in the LPP for service and increases in compensation levels after that date. The obligation for benefits earned by these employees as of December 31, 1996 under the American Plan remained with the American Plan.

    Officers and certain employees of the Corporation are eligible for additional retirement benefits, to be paid by the Corporation under the Supplemental Executive Retirement Plan (the "SERP") as an operating expense. The SERP provides SGRP benefits for SGRP participants (calculated upon the basis of base salary and incentive compensation payments) to which officers and certain employees of the Corporation would be entitled, but for the limit on the maximum amount of compensation which may be taken into account under the SGRP ($170,000 for 2000). The SERP also provides pension benefits for LPP participants (calculated upon the basis of final average base salary, incentive compensation payments and performance returns) to which officers and certain employees of the Corporation would be entitled, but for the limit of $135,000 on the maximum annual benefit payable under the Employee Retirement Income Security Act of 1974 ("ERISA") and the Code, and the limit on the maximum amount of compensation which may be taken into account under the Corporation's retirement program ($170,000 for 2000).

    The following table shows typical annual benefits payable under the LPP and the SERP LPP, based upon retirement in 2000 at age 65, to persons in specified remuneration and credited years-of-service classifications. Annual retirement benefits set forth below are subject to reduction for Social Security benefits and benefits under other qualified and non-qualified plans provided by the Corporation and American.

                               PENSION PLAN TABLE

                                     ANNUAL RETIREMENT BENEFITS
        FINAL           ----------------------------------------------------
       AVERAGE                       CREDITED YEARS OF SERVICE
      EARNINGS             15         20         25         30         35
---------------------   --------   --------   --------   --------   --------
            $ 250,000   $ 75,000   $100,000   $125,000   $150,000   $175,000
              300,000     90,000    120,000    150,000    180,000    210,000
              400,000    120,000    160,000    200,000    240,000    280,000
              500,000    150,000    200,000    250,000    300,000    350,000
              600,000    180,000    240,000    300,000    360,000    420,000
              700,000    210,000    280,000    350,000    420,000    490,000
              800,000    240,000    320,000    400,000    480,000    560,000
              900,000    270,000    360,000    450,000    540,000    630,000
            1,000,000    300,000    400,000    500,000    600,000    700,000
            1,100,000    330,000    440,000    550,000    660,000    770,000
            1,200,000    360,000    480,000    600,000    720,000    840,000

    As of December 31, 2000, the Named Executive Officers had the following credited years of service: Mr. Hannigan--1.0; Mr. Jackson--15.5;
Mr. Speck--19.5; Mr. Saliba--6.8; Mr. Nelson--13.3. Benefits are shown in the table using a straight-life annuity basis.

                   EXECUTIVE TERMINATION BENEFITS AGREEMENTS/
                             EMPLOYMENT AGREEMENTS

    The Corporation has executive termination benefits agreements ("Agreements") with its officers. The benefits provided by the Agreements are triggered by the termination of an officer: (i) within two years following a change in control of the Corporation if the Corporation terminates the officer or if the officer terminates his or her employment with "good reason"; (ii) within a 30 day period immediately following the first anniversary of a change in control if the officer terminates his or her employment for any or no reason; or (iii) within six months prior to a change in control of the Corporation. If the officer's employment is terminated for cause or as a consequence of death, disability, or retirement, benefits under the Agreement are not triggered.

    A change in control of the Corporation occurs: (i) if a person other than the Corporation or a subsidiary acquires 15% or more of the combined voting power of the Corporation's then outstanding securities; (ii) if the individuals who constitute the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors, unless those individuals becoming new directors are approved by a vote of at least a majority of the incumbent Board of Directors; (iii) upon the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of assets of another corporation; or (iv) approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

    The Corporation is currently in the process of executing new Agreements that would change the percent of ownership necessary to trigger a change in control from 15% to 25%.

    The Agreements provide that upon such termination, the officer will receive, in a lump sum payment: (i) up to three times the greater of: (A) the officer's annual base salary at the termination date or (B) the officer's annual base salary immediately prior to the change in control; plus (ii) up to three times the greater of: (x) the highest annual bonus awarded to the executive under the Company's Variable Compensation Program or any other bonus plan or (y) the highest target bonus rate applicable to the officer for any period during such prior up to three-year period, multiplied by the annual applicable base salary determined under (i) above, and certain other miscellaneous benefits. In addition, upon a change in control, the vesting and exercisability of stock awards will be accelerated (for example, deferred and restricted stock will immediately vest, and all stock options will become immediately exercisable). Finally, the individual will be reimbursed for excise taxes, if any, paid pursuant to Section 280G of the Code (or its successor provision) and for federal income tax paid on such excise tax reimbursement.

    Mr. Hannigan's employment agreement provides that his base salary is $600,000 and that his target bonus is equal to 100% of his base salary. The employment agreement also provides for supplemental life insurance and other perquisites and benefits. Pursuant to Mr. Hannigan's employment agreement, if the Corporation terminates his employment not for cause, Mr. Hannigan would receive a termination payment equal to two times the sum of his base salary plus target incentive compensation. In addition, all outstanding stock options that would have otherwise vested within one year of the termination date will become immediately vested on the termination date and the restrictions on the remaining 45,155 restricted shares granted to Mr. Hannigan in December 1999 will immediately lapse.

                             CORPORATE PERFORMANCE

    The following graph compares the change in the Corporation's cumulative total stockholder return on its Class A Common Stock with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on an index of peer companies calculated by the Corporation, in each case over the period from October 11, 1996 to December 31, 2000. The Corporation believes that although total stockholder return is an INDICATOR of corporate performance, it is subject to the vagaries of the market.

                            CUMULATIVE TOTAL RETURN*
                  ON $100 INVESTMENT MADE IN OCTOBER 11, 1996

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                    SABRE   S&P 500  PEER GROUP**
October 11, 1996   $100.00  $100.00       $100.00
December 31, 1996  $103.24  $106.26        $86.77
December 31, 1997  $106.95  $133.32        $94.15
December 31, 1998  $164.81  $171.34       $117.40
December 31, 1999  $189.81  $207.34       $156.90
December 31, 2000  $182.48  $188.46       $148.64

------------------------

* Defined as stock price appreciation plus dividends paid, assuming reinvestment of dividends.

** The peer group is made up of publicly held companies in the electronic data processing and/or information technology business. The list of companies includes: Amadeus Global Travel Distribution; Automatic Data
    Processing, Inc.; Ceridian Corporation; Computer Sciences Corporation; Electronic Data Systems, Inc.; Equifax, Inc.; First Data Corporation; Fiserv, Inc. and Galileo International Inc. Amadeus Global Travel Distribution was added after its initial public offering of stock on October 19, 1999.

                            OWNERSHIP OF SECURITIES

SECURITIES OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

    As of March 22, 2001, each director and nominee for director, the executive officers named in the Summary Compensation Table, and all directors and executive officers, as a group, owned, or had been granted, securities or rights equivalent to the shares of Class A Common Stock of the Corporation or common stock of Travelocity.com Inc. indicated in the table below:

                            SABRE CLASS A    PERCENT OF     TOTAL SABRE       TRAVELOCITY.COM      PERCENT OF
NAME OF BENEFICIAL OWNER   COMMON STOCK(1)     CLASS      EQUITY STAKE(2)   INC. COMMON STOCK(3)     CLASS
------------------------   ---------------   ----------   ---------------   --------------------   ----------
William J. Hannigan(4)          338,781            *           856,761                  0               *
Royce S. Caldwell                     0            *                 0                  0               *
David W. Dorman(5)                    0            *            11,000                  0               *
Paul C. Ely, Jr.(5)              23,399            *            29,761                  0               *
Glenn
  W. Marschel, Jr.(5)            36,399            *            47,579                  0               *
Bob L. Martin(5)                 22,599            *            34,303                  0               *
Pamela B. Strobel(5)              1,000            *            12,863              1,000               *
Mary Alice Taylor(5)             14,000            *            16,640                  0               *
Richard L. Thomas(5)             43,399            *            54,580                  0               *
Jeffery M. Jackson(6)           117,036            *           375,234                  0               *
Eric J. Speck(7)                134,111            *           332,573                  0               *
Joe I. Saliba(8)                 51,914            *           111,342                  0               *
Michael W. Nelson(9)             87,919            *           186,628                  0               *
Directors and Executive
  Officers as a group (31
  persons)                    1,513,576          1.2%        4,021,985              1,138               *

*   Percentage does not exceed 1% of the total outstanding class.

------------------------------

(1) On February 18, 2000, Sabre paid a one-time cash dividend of $675 million ($5.203031 per share). Because this was an extraordinary one-time cash dividend, employee and director options were adjusted. Stock options were adjusted on February 22, 2000, using the cash dividend paid of $5.203031 per share and the close price of Sabre stock on February 18, 2000 ($43.5625). Using the Option Dividend Adjustment, the option price decreased and the number of options increased.

   Except as otherwise indicated below and subject to applicable community property laws, ownership of Sabre Class A Common Stock represents sole voting and investment powers with respect to the number of shares listed.

(2) "Total Sabre Equity Stake" represents shares beneficially owned as well shares subject to unvested options, target share or share-equivalent amounts under the Corporation's Performance Share Program, and for directors, deferred stock equivalent units.

   Target performance shares were adjusted upwards to reflect the impact of the cash dividend paid, using the cash dividend amount per share of $5.203031, the fair market value on February 22, 2000 (the ex-dividend date) of $37.0937 and the number of target shares held ("Performance Share Dividend Adjustment").

   Stock Equivalent Units under the Director fee deferral plan ("SEU") were adjusted upwards to reflect the impact of the cash dividend paid, using the cash dividend amount per share of $5.203031, the fair market value on February 22, 2000 (the ex-dividend date) of $37.0937 and the number of shares held ("SEU Dividend Adjustment").

(3) On March 7, 2000, the Corporation completed the merger of
    Travelocity.com Inc. ("Travelocity.com") and Preview Travel, Inc. ("Preview"), an independent publicly traded company engaged in consumer direct travel distribution over the Internet. Under the terms of the merger agreement, shareholders of Preview received one share of Travelocity.com for each share of Preview held, and Preview was merged into Travelocity.com. In connection with the merger, the Corporation contributed the existing assets and businesses of its Travelocity.com division, including its Travelocity.com Web site and approximately $100 million in cash to Travelocity.com LP, a Delaware limited partnership (the "Partnership"). Immediately following the merger, Travelocity.com contributed to the Partnership the Preview assets and businesses. As a result of the merger, the Corporation owns an economic interest of approximately 70% in the combined businesses, composed of a 62% direct interest in the Partnership and a 22% interest in Travelocity.com, which holds a 38% interest in the Partnership. Shares of Travelocity.com common stock now trade under the symbol "TVLY" on the Nasdaq National Market System ("Nasdaq").

   Messrs. Ely and Marschel were granted 23,000 and 22,500 shares, respectively, of Travelocity.com common stock, of which none are vested.

(4) Sabre amount includes 52,910 shares of Sabre Class A Common Stock owned by Mr. Hannigan and 79,494 shares of the Corporation's Class A Common Stock subject to options that are vested and currently exercisable with no shares vesting within the next sixty days. Sabre amount also includes 206,377 shares of Sabre restricted Class A Common Stock to which Mr. Hannigan holds voting rights but which are subject to restrictions on transfer. Restrictions lapse on 45,155 shares of restricted stock as follows: 30,103 shares in December 2001; 15,052 shares in December 2002. Restrictions lapse on 91,222 shares of restricted stock at 20% per year beginning one year from grant. Restrictions lapse on 200,000 shares of restricted stock in 2005 with a potential acceleration of 50% upon reaching a closing share price of $45.00 for 40 of 45 consecutive trading days and acceleration of the remaining 50% upon reaching a closing share price of $60.00 for 40 of 45 consecutive trading days. Mr. Hannigan's remaining stock options will vest during the period from December 2001 through December 2005.

(5) For each of Messrs. Ely, Marschel, Martin and Thomas, 14,763 shares of the Corporation's Class A Common Stock subject to options are vested and currently exercisable with 7,635 shares vesting within the next sixty days. For Ms. Taylor, 14,000 shares of the Corporation's Class A Common Stock subject to options will vest within the next sixty days. Sabre amount also includes 1,001, 14,001, 201, 1,000 and 21,001 shares of Sabre common stock owned by Messrs. Ely, Marschel, Martin, Ms. Strobel and Mr. Thomas, respectively. Sabre stock equivalent units of 1,046, 5,864, 6,388, 863, 1,640 and 5,865 were granted to Messrs. Ely, Marschel, Martin, Ms. Strobel, Ms. Taylor and Mr. Thomas, respectively, which are deferred pursuant to the fee deferral plan (see Compensation of Directors on page 8, and are included under "Total Sabre Equity Stake." The remaining Sabre options for each of Messrs. Ely, Marschel, Martin and Thomas will vest during the period from January 2002 through May 2003. The remaining Sabre options for
    Mr. Dorman, Ms. Strobel and Ms. Taylor will vest during the period from October 2001 through January 2002.

(6) Sabre amount includes 84,035 shares of the Corporation's Class A Common Stock subject to options that are vested and currently exercisable with no shares vesting within the next sixty days. Sabre amount also includes 33,000 shares of Sabre restricted Class A Common Stock to which Mr. Jackson holds voting rights but which are subject to restrictions on transfer. Restrictions lapse on 8,000 shares of restricted stock in August 2001 and restrictions lapse on 25,000 shares in 2005 with a potential acceleration of 50% upon reaching a closing share price of $45.00 for 40 of 45 consecutive trading days and acceleration of the remaining 50% upon reaching a closing share price of $60.00 for 40 of 45 consecutive trading days. Mr. Jackson's remaining stock options will vest during the period from August 2001 through December 2005. Outstanding deferred shares of 8,180 are Sabre Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 2001 through 2002.

(7) Sabre amount includes 3,669 shares of Sabre Class A Common Stock owned by Mr. Speck and 98,253 shares of the Corporation's Class A Common Stock that are vested and currently exercisable with 7,189 shares vesting within the next sixty days. Sabre amount also includes 25,000 shares of Sabre restricted Class A Common Stock to which Mr. Speck holds voting rights but which are subject to restrictions on transfer. Restrictions lapse on 25,000 shares of restricted stock in 2005 with a potential acceleration of 50% upon reaching a closing share price of $45.00 for 40 of 45 consecutive trading days and acceleration of the remaining 50% upon reaching a closing share price of $60.00 for 40 of 45 consecutive trading days. The remaining stock options will vest during the period from October 2001 through December 2005. Outstanding deferred shares of 7,298 are Sabre Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 2001 through 2002.

(8) Sabre amount includes 3,657 shares of Sabre Class A Common Stock owned by Mr. Saliba and 28,664 shares of the Corporation's Class A Common Stock that are vested and currently exercisable with 3,679 shares vesting within the next sixty days. Sabre amount also includes 15,000 shares of Sabre restricted Class A Common Stock to which Mr. Saliba holds voting rights but which are subject to restrictions on transfer. Restrictions lapse on 15,000 shares of restricted stock in 2005 with a potential acceleration of 50% upon reaching a closing share price of $45.00 for 40 of 45 consecutive trading days and acceleration of the remaining 50% upon reaching a closing share price of $60.00 for 40 of 45 consecutive trading days. Sabre amount also includes 914 shares of Sabre common stock purchased under Sabre employee stock purchase plan. The remaining stock options will vest during the period from July 2001 through December 2005. Outstanding deferred shares of 2,539 are Sabre Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 2001 through 2002.

(9) Sabre amount includes 3,325 shares of Sabre Class A Common stock owned by Mr. Nelson and 65,449 shares of the Corporation's Class A Common Stock subject to options that are vested and currently exercisable with 4,145 shares vesting within the next sixty days. Sabre amount also includes 15,000 shares of Sabre restricted Class A Common Stock to which Mr. Nelson holds voting rights but which are subject to restrictions on transfer. Restrictions lapse on 15,000 shares of restricted stock in 2005 with a potential acceleration of 50% upon reaching a closing share price of $45.00 for 40 of 45 consecutive trading days and acceleration of the remaining 50% upon reaching a closing share price of $60.00 for 40 of 45 consecutive trading days. The remaining stock options will vest during the period from October 2001 through December 2005. Outstanding deferred shares of 3,648 are Sabre Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 2001 through 2002.

SECURITIES OWNED BY CERTAIN BENEFICIAL OWNERS

    As of December 31, 2000, the following firms have informed the Corporation they were the beneficial owners of more than 5% of the Corporation's outstanding Class A Common Stock.

NAME AND ADDRESS OF BENEFICIAL OWNER                       AMOUNT HELD      PERCENT OF CLASS
------------------------------------                       -----------      ----------------
Capital Research and Management Company..................  19,064,260(1)           14.8%
  333 South Hope Street
  Los Angeles, CA 90071
Oppenheimer Capital......................................   9,500,673(2)            7.4%
  Oppenheimer Tower, World Financial Center
  New York, NY 10281
PRIMECAP Management Company..............................  19,404,620(3)          15.01%
  225 South Lake Avenue
  Pasadena, CA 91101

------------------------------

(1) Based on Schedule 13G/A filed on February 12, 2001 relating to the stock held on December 31, 2000, reporting that Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 is deemed to be the beneficial owner of 19,064,260 shares or 14.8% of the 129,292,00 shares of Class A Common Stock believed to be outstanding as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(2) Based on Schedule 13G/A filed on February 9, 2001 relating to the stock held on December 31, 2000, reporting that Oppenheimer Capital beneficially owned, had shared voting power and shared dispositive power over 9,500,673 shares of the Corporation's Class A Common Stock. The report was filed on behalf of Oppenheimer Capital, a Delaware general partnership and/or certain investment advisory clients or discretionary accounts relating to their collective beneficial ownership of shares of common stock of the Issuer. Oppenheimer Capital is a registered investment advisor under Section 203 of the Investment Advisers Act of 1940. As a result of its role as investment adviser, Oppenheimer Capital may be deemed to be the beneficial owner of the securities of the Issuer. Oppenheimer Capital has the sole power to dispose of the shares under its written guidelines established by its Management Board.

(3) Based on information that the Corporation received from PRIMECAP Management Company relating to stock held on December 31, 2000 and a Schedule 13G/A that was filed on February 9, 2001 relating to stock held on December 31, 2000, reporting that Vanguard PRIMECAP Fund beneficially owned, had shared voting power and shared dispositive power over 11,904.428 shares of the Corporation's Class A Common Stock. Vanguard PRIMECAP Fund is an investment company registered under Section 8 of the Investment Company Act.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act ("Section 16(a)") requires the Corporation's directors and executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other security interests of the Corporation. Officers, directors and greater than ten percent stockholders are required by the Commission's regulations to furnish the Corporation with copies of all
Section 16(a) forms they file.

    To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

               RELATIONSHIPS WITH AMR CORPORATION AND AFFILIATES

    On July 2, 1996, AMR completed a reorganization (the "Reorganization"), pursuant to which the Corporation became the successor to the businesses of The SABRE Group which were formerly operated as divisions or subsidiaries of AMR or American.

    On March 15, 2000, AMR distributed its entire 83% ownership stake in the Corporation to AMR's stockholders in the Spin-Off. Prior to the Spin-Off, AMR exchanged all 107,374,000 shares of the Class B Common Stock it owned for an equal number of shares of Class A Common Stock. Each AMR stockholder received approximately 0.7 shares of the Corporation's Class A Common Stock for each share of AMR stock. Previously, and in connection with the Spin-Off, the Corporation paid on February 18, 2000 a one-time cash dividend of $675 million (approximately $5.20 per share) to its stockholders of record on February 15, 2000 (the "Dividend"). AMR received approximately $558.7 million of the Dividend. After the Spin-Off, AMR held no interest in the Corporation's common stock.

AFFILIATE AGREEMENTS

    In connection with the Reorganization, the Corporation or its principal operating subsidiary, Sabre Inc. (the "Operating Company") entered into certain agreements with AMR and its affiliates (the "Affiliate Agreements"), which are discussed below. On March 15, 2000, pursuant to the Spin-Off, AMR ceased to be a related party to the Corporation.

    INFORMATION TECHNOLOGY SERVICES AGREEMENT. The Operating Company is party to the Information Technology Services Agreement with American dated July 1, 1996 (the "Technology Services Agreement"), to provide American with certain information technology services. The base term of the Technology Services Agreement expires June 30, 2006. The terms of the services to be provided by the Operating Company to American, however, vary. For example, the Operating Company will provide: (i) data center services, application development and existing application maintenance enhancement services until June 30, 2006; (ii) services relating to existing client server operations until June 30, 2001; (iii) distributed systems services until June 30, 2002; and (iv) data and voice network services until June 30, 2001.

    The Technology Services Agreement provides for annual price adjustments. For certain prices, adjustments are made according to formulas, which are reset every two years and which may take into account the market for similar services provided by other companies. The resulting rates may reflect an increase or decrease over the previous rates. With limited exceptions, under the Technology Services Agreement the Operating Company will continue to be the exclusive provider of all information technology services provided by the Operating Company to American immediately prior to the execution of the Technology Services Agreement. Any new information technology services, including most new application development services, requested by American can be outsourced pursuant to competitive bidding by American or performed by American on its own behalf. With limited exceptions, the Operating Company has the right to bid on all new services for which American solicits bids. Additionally, American may continue to perform development and enhancement work that it is currently performing on its own behalf.

    American may terminate the Technology Services Agreement for convenience. If it does so, American will be required to pay a termination fee equal to the sum of all amounts then due under the Technology Services Agreement, including wind-down costs, net book value of dedicated assets and a significant percentage of estimated lost profits. American may also terminate the Technology Services Agreement without penalty, in whole or in part, depending upon circumstances, for egregious breach by the Operating Company of its obligations or for serious failure to perform critical or significant services. If the Operating Company is acquired by another company (other than AMR or American) with more than $1 billion in annual airline transportation revenue, then American may terminate the Technology Services Agreement without paying any termination fee. If American (i) is acquired by an unaffiliated third party, (ii) merges with an unaffiliated third party and the persons who were shareholders of American immediately prior to the merger own less than 50% of the outstanding stock of American immediately after the merger, or (iii) acquires another air carrier with more than $1 billion in annual revenues, then American may terminate the Technology Services Agreement without paying any termination fee; except that if American terminates the agreement for convenience during the first four years of the term of the Technology Services Agreement in accordance with clause (iii) above, American would be required to pay the Operating Company a termination fee of $25 million plus wind-down costs. Additionally, if American were to dispose of any portion of its businesses or any affiliate accounting for more than 10% of the Operating Company's fees from American, then American shall either cause such divested business or affiliate to be obligated to use the Operating Company's services in accordance with the Technology Services Agreement or pay a proportionate termination fee.

    In connection with the Spin-Off, the Operating Company and American agreed to certain amendments to the Technology Services Agreement. These amendments include the following: (i) the Operating Company will provide services relating to AMR's real time environment until June 30, 2008, (ii) the Operating Company will provide services relating to AMR's client server operations until June 30, 2002, (iii) American will have the right to hire up to 25 of the Operating Company's Operations Research personnel, (iv) the Operating Company's obligations to pay certain ongoing royalty payments to American were terminated in exchange for a one time payment of $10 million, (v) the intellectual property rights of the Operating Company and American are modified to provide American additional rights in certain software applications, and (vi) American is granted access to the Operating Company's commercial portfolio of software on a license fee free basis.

    MANAGEMENT SERVICES AGREEMENT. The Operating Company and American were parties to a Management Services Agreement dated July 1, 1996 (the "Management Services Agreement"), pursuant to which American performed certain management services for the Operating Company that American had historically provided to the Operating Company. In connection with the Spin-Off, the Operating Company and American agreed to the early termination of certain services, effective March 2000, and the continuation of certain services with termination dates through June 30, 2001.

    MARKETING COOPERATION AGREEMENT. The Operating Company and American are parties to the Marketing Cooperation Agreement dated July 1, 1996 (the "Marketing Cooperation Agreement"), pursuant to which American agreed to provide marketing support for 10 years for certain of the Operating Company's products. Under the terms of the Marketing Cooperation Agreement, the Operating Company pays American a fee for its marketing support, the amount of which may increase or decrease, generally based on booking volumes. The total fee was approximately $20 million, $18 million and $17 million in 2000, 1999 and 1998, respectively. Additionally, the Operating Company had guaranteed to American certain cost savings in the fifth year of the Marketing Cooperation Agreement. On
December 31, 1998, the Operating Company had recorded a liability of approximately $7 million for this guarantee. This liability was reversed during the fourth quarter of 1999 based on projections of cost savings. In connection with the

Spin-Off, the Operating Company and American agreed to terminate the Operating Company's obligation to guarantee those cost savings.

    NON-COMPETITION AGREEMENT. The Operating Company, AMR and American have entered into a Non-Competition Agreement dated July 1, 1996 (the "Non-Competition Agreement"), pursuant to which AMR and American, on behalf of themselves and certain of their subsidiaries, have agreed to limit their competition with the Operating Company's businesses. The Non-Competition Agreement expires on December 31, 2001. American may terminate the Non-Competition Agreement with respect to the Operating Company's businesses other than the electronic travel distribution business, however, upon 90 days notice to the Operating Company if the Technology Services Agreement is terminated as a result of an egregious breach thereof by the Operating Company.

    TRAVEL AGREEMENTS. The Operating Company and American are parties to a Travel Privileges Agreement dated July 1, 1996 (the "Travel Privileges Agreement"), pursuant to which the Operating Company is entitled to purchase personal travel for its employees and retirees at reduced fares. The Travel Privileges Agreement will expire on June 30, 2008. To pay for the provision of flight privileges to certain of its future retired employees, the Operating Company makes a lump sum payment to American each year for each employee retiring in that year. The payment per retiree is based on the number of years of service with the Operating Company and AMR over the prior ten years of service. The cost of providing this privilege is accrued over the estimated service lives of the employees eligible for the privilege.

    The Operating Company and American agreed to certain amendments to the Travel Privileges Agreement in connection with the Spin-Off. These amendments allow American to provide certain employees with additional limited travel privileges and require the Operating Company to indemnify American for costs related to the Operating Company's continued use of the travel privileges.

    The Operating Company and American are also parties to a Corporate Travel Agreement (the "Corporate Travel Agreement"), pursuant to which the Operating Company receives discounts for certain flights purchased on American. In exchange, the Operating Company agrees to fly a certain percentage of its travel on American as compared to all other air carriers combined. The Corporate Travel Agreement expires on June 30, 2001.

    CREDIT AGREEMENT. On July 1, 1996, the Operating Company and American entered into a Credit Agreement pursuant to which the Operating Company was required to borrow from American, and American was required to lend to the Operating Company, amounts required by the Operating Company to fund its daily cash requirements. In addition, American could, but was not required to, borrow from the Operating Company to fund its daily cash requirements. The maximum amount the Operating Company could borrow at any time from American under the Credit Agreement was $300 million. The maximum amount that American could borrow at any time from the Operating Company under the Credit Agreement was $100 million. No borrowings occurred by either the Operating Company or American under this agreement. In connection with the Spin-Off, the Credit Agreement was terminated on April 14, 2000.

    INDEMNIFICATION AGREEMENT. In July 1996, the Operating Company and American entered into an intercompany agreement (the "Indemnification Agreement"), pursuant to which each party indemnified the other for certain obligations relating to the Reorganization. Pursuant to the Indemnification Agreement, the Operating Company indemnified American for liabilities assumed against third party claims asserted against American as a result of American's prior ownership of assets or operation of businesses contributed to the Operating Company and for losses arising from or in connection with the Operating Company's lease of property from American. In exchange, American indemnified the Operating Company for specified liabilities retained by it against third party claims against the Operating Company relating to American's businesses and asserted against the Operating Company as a result of the ownership or possession by American prior to July 2, 1996 of any asset contributed to the Operating Company in July 1996 and for losses arising from or in connection with American's lease of property from the Operating Company. In connection with the Spin-Off, the Operating Company and American agreed to terminate the Indemnification Agreement as of July 1, 2003.

    AGREEMENT ON SPIN-OFF TAXES. In connection with the Spin-Off, the Operating Company and AMR entered into an indemnity agreement (the "Agreement on Spin-Off Taxes"), pursuant to which the Operating Company will be responsible for Spin-Off related taxes, in certain circumstances, if the Spin-Off is deemed to be taxable as a result of certain factual representations and assumptions relating to the Operating Company being inaccurate or as a result of the Operating Company's subsequent actions. The Internal Revenue Service ("IRS") has issued a Tax Ruling to the effect that the Spin-Off will be tax free to the Operating Company, AMR and AMR shareholders under Section 355 of the Code (except to the extent that cash is received in lieu of fractional shares). Under the terms of the Agreement on Spin-Off Taxes, the Operating Company has also agreed to comply with certain restrictions on its future operations to assure that the Spin-Off will be tax free, including restrictions with respect to a third party's acquisition of shares of the Operating Company's stock and the Operating Company's issuance of stock.

REVENUES FROM AMR

    Revenues from American and other subsidiaries of AMR were $611 million, $590 million and $574 million in 2000, 1999 and 1998, respectively.

OPERATING EXPENSES

    Prior to the Spin-Off, operating expenses were charged to the Operating Company by American and other subsidiaries of AMR to cover certain employee benefits, facilities rental, marketing services, management services, legal fees and certain other administrative costs based on employee headcount or actual usage of facilities and services. The Operating Company believes amounts charged to the Operating Company for these expenses approximate the cost of such services provided by third parties. Travel service costs for travel by the Operating Company's employees for personal and business travel are charged to the Operating Company based on rates negotiated with American. If the Operating Company had not been affiliated with American, the personal travel flight privilege would most likely not have been available to employees. The rates negotiated with American for 2000, 1999 and 1998 under the Corporate Travel Agreement approximate corporate travel rates offered by American to similar companies. Expenses charged to the Operating Company by AMR and its affiliates approximated $19 million for the two months prior to the Spin-Off in March 2000. Expenses charged to the Operating Company by AMR and its affiliates for the years ended December 31, 1999 and 1998 are as follows (in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                                            ------------------------
                                                              1999           1998
                                                            ---------      ---------
Employee benefits.....................................      $ 45,471       $ 41,348
Facilities rental.....................................         2,814          2,706
Marketing cooperation.................................        10,793         24,044
Management services...................................         5,719         10,069
Other administrative costs............................         2,816         12,732
Travel services.......................................        45,190         45,433
                                                            --------       --------
Total expenses........................................      $112,803       $136,332
                                                            ========       ========

                       PROPOSAL 2--SELECTION OF AUDITORS

    Based upon the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP to serve as the Corporation's independent auditors for the year ending December 31, 2001. As a matter of corporate governance, the stockholders will be requested at the annual meeting to ratify the Board's selection. Representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions.

FEES PAID TO ERNST & YOUNG LLP

    The following table shows the fees paid or accrued by the Corporation for the audit and other services provided by Ernst & Young LLP for fiscal year 2000.

Audit Fees(1)...............................................  $  652,000
All Other Fees(2)...........................................  $2,841,000
Total.......................................................  $3,493,000
                                                              ==========

------------------------------

(1) Audit services of Ernst & Young LLP for 2000 consisted of the examination of the consolidated financial statements of the company and quarterly review of financial statements.

(2) All Other Fees includes $978,000 for audit-related services, including, among other items, statutory and benefit plan audits, and services related to filings made with the Securities and Exchange Commission, as well as certain services relating to periodic reports at international locations, and $1,863,000 for other services, including, among other items, tax consulting and compliance services.

    If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters to be acted upon at the meeting, but if any such matters properly come before the meeting that are not specifically set forth on the proxy card and in this proxy statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments.

                                           By Order of the Board of Directors,

                                           /s/ JAMES F. BRASHEAR
                                           James F. Brashear
                                           CORPORATE SECRETARY

March 30, 2001

    Sabre, the Sabre logo design, Travelocity.com, and Sabre Business Travel Solutions are trademarks and/or service marks of an affiliate of Sabre Holdings Corporation. All other names are trademarks, trade names, and/or service marks of their respective company(s).

                                   APPENDIX A

                           SABRE HOLDINGS CORPORATION
                               BOARD OF DIRECTORS
                            AUDIT COMMITTEE CHARTER

Except as may be otherwise required by the Certificate of Incorporation or Bylaws of Sabre Holdings Corporation (the "Company") or by applicable law, this Charter shall govern the operations of the Audit Committee (the "Committee") of the Board of Directors of the Company.

ORGANIZATION

The members of the Committee shall be those directors of the Company who are appointed by a majority vote of the Board of Directors. The Committee shall be composed of at least three directors.

Each member of the Committee shall be independent of the Company and the Company's management. Directors will be considered independent if they have no relationship that may interfere with the exercise of their independence from the Company and the Company's management. All members of the Committee shall be financially literate, as determined by the Board of Directors in its business judgment. At least one member of the Committee shall have accounting or related financial management expertise.

The Board of Directors shall elect, by a majority vote of the members of the Board of Directors, one of the members of the Committee to serve as Chairman of the Committee. The Chairman of the Committee shall act as the chairman in all meetings of the Committee, except that if the Chairman is absent from a meeting, the remaining members of the Committee may elect, by a majority vote of the remaining members, a remaining member to serve as the interim chairman for that meeting.

STATEMENT OF POLICY

The Committee is charged with the responsibility of assisting the Board of Directors in fulfilling its oversight and fiduciary responsibilities relating to the Company's financial statements and the financial reporting process, the Company's internal accounting and financial controls, the internal audit function of the Company, the annual independent audit of the Company's financial statements, the legal compliance and ethics programs established by the Board of Directors and the Company's management, and the Company's pension and employee welfare plans.

Additionally, the Committee shall facilitate and maintain free and open communications among the Committee, the Board of Directors, the Company's management, the internal auditors, and the independent auditors. In discharging its responsibilities, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company. The Committee is also empowered to retain, at the Company's expense, such experts (including counsel) as the Committee shall deem necessary or advisable to fulfil its responsibilities.

                         Responsibilities and Processes

The following shall be the principal recurring processes of the Committee in carrying out its responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

In carrying out its responsibilities, the Committee is authorized and directed by the Board of Directors to:

- Review and recommend annually to the Board of Directors the selection, retention or termination of the Company's independent auditors, who shall be ultimately accountable to the Board of Directors and the Committee. The Committee and the Board of Directors shall have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the Company's independent auditors and to nominate the independent auditors to be proposed for stockholder approval in any proxy statement.

- Review annually with the independent auditors and financial management of the Company the scope and general extent of the proposed audit, the audit procedures to be utilized and the basis for compensation.

- Review with the Company's management and independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K), including the Committee's judgment about the quality of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Committee shall also review the results of the audit for each fiscal year of the Company with the independent auditors and appropriate management representatives, and discuss with the independent auditors any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. This review and discussion should include, among other things, the audit report, the published financial statements, the "Management Letter Recommendations" prepared by the independent auditors and any other pertinent reports. Based on such review and discussions, the Committee shall recommend to the Board of Directors whether such financial statements should be included in the Company's Annual Report on Form 10-K or other annual report to stockholders.

- Review the Company's interim financial statements with the Company's management and independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Additionally, the Committee shall discuss with the independent auditors the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

- Prepare (or cause to be prepared) and authorize for publication such reports and statements from the Committee which are required by applicable law and by the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange to be included in the Company's proxy statements or other reports.

- Review with management and the independent auditors changes in accounting principles in the financial statements proposed by management and approved by the independent auditors; review with management and the independent auditors the effect of new or proposed auditing, accounting and reporting standards and management's plan to implement required changes.

- Ensure that the Company's independent auditors submit on a periodic basis to the Committee a formal written statement describing all relationships between such independent auditors and the Company and any other matters which may affect the independence of such independent auditors. The Committee shall be responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or matters which may affect the objectivity and independence of such independent auditors and shall recommend that the Board of Directors take appropriate action to satisfy itself of the independence of such independent auditors.

- Review the internal audit function of the Company including the proposed programs for the coming year and the coordination of such programs with the independent auditors, with particular attention to maintaining the best possible effective balance between independent and internal auditing resources. The Committee shall review progress of the internal audit program and key findings.

- Periodically review the Company's policies and procedures with respect to compliance with laws and ethical conduct, including oversight of the Company's compliance program. The

    Committee shall recommend to the Board of Directors any changes in these policies and procedures which the Committee deems appropriate.

- Periodically review the Company's policies and procedures with respect to conflicts of interest and corporate opportunity. The Committee shall recommend to the Board of Directors any changes in these policies and procedures which the Committee deems appropriate.

- To the fullest extent permitted by applicable law, discharge the ultimate fiduciary responsibilities that reside with the Board of Directors for pension and employee welfare plans as defined by the Employee Retirement Income Security Act of 1974 (ERISA) sponsored by the Company, including, where appropriate, annual reviews of such plans, and deliver appropriate reports to the Board of Directors.

- The Committee shall review and reassess the adequacy of this Charter at least annually. Changes to this Charter shall require approval by a majority vote of the Board of Directors.

                               DIRECTIONS TO THE
                    DALLAS/FORT WORTH AIRPORT MARRIOTT SOUTH
                             4151 CENTREPORT DRIVE
                            FORT WORTH, TEXAS 76155

                                 [MAP GRAPHIC]

    If you are planning to attend the annual meeting in person, you must bring with you the admission ticket printed on this page. You will be asked for this ticket at the stockholder registration desk at the annual meeting. If you do not have an admission ticket, other evidence of share ownership will be necessary to obtain admission to the annual meeting. See "Official Notice of Annual Meeting" for details.

                          (PLEASE CUT ALONG THIS LINE)
 ................................................................................

                           SABRE HOLDINGS CORPORATION
                      2001 ANNUAL MEETING ADMISSION TICKET

        The Annual Meeting of Stockholders of Sabre Holdings Corporation will be held at 10:00 A.M., Central Daylight Saving Time, on Tuesday, May 15,
                                     2001,
    in the Trinity Ballroom at the Dallas/Fort Worth Airport Marriott South,
                4151 Centreport Drive, Fort Worth, Texas 76155.

                    TO ATTEND THIS MEETING YOU MUST PRESENT
                 THIS TICKET OR OTHER PROOF OF SHARE OWNERSHIP

(Doors will open at 9:00 A.M. NOTE: Cameras, tape recorders or other recording devices will not be allowed in the meeting room.)

                                   Back Cover
                                  [Sabre Logo]

                          SABRE HOLDINGS CORPORATION
           This Proxy Is Solicited on Behalf of the Board of Directors
                        of Sabre Holdings Corporation







      The undersigned hereby appoints, William J. Hannigan, Bob L. Martin and
P     Richard L. Thomas, or any of them, proxies, each with full power of
R     substitution, to vote the shares of the undersigned at the Annual Meeting
O     of Stockholders of Sabre Holdings Corporation on May 15, 2001, and any
X     adjournments or postponements thereof, upon all matters as may properly
Y come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.


YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. SEE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                 SEE REVERSE SIDE

 ................................................................................

                               FOLD AND DETACH HERE

/X/   PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.
      This proxy, when properly signed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted for all of the Board of Directors' nominees listed and for Proposal 2.

      The Board of Directors recommends a vote FOR Proposal 1 and Proposal 2.

                                      FOR ALL   WITHHELD    FOR, EXCEPT AS NOTED
1.    Election of Directors.            / /       / /               / /

01 Royce S. Caldwell; 02 Paul C. Ely, Jr.; and 03 Glenn W. Marschel, Jr.

For, except vote withheld from the following nominee(s):

-----------------------

                                                 FOR       AGAINST      ABSTAIN
2.    Ratification of the selection of           / /         / /          / /
      Ernst & Young LLP as independent
      auditors for the year 2001.

Transact such other matters as may properly come before the meeting.

If you plan to attend the Annual                / /  Will Attend
Meeting, please mark this box.

SIGNATURE(S)                                       DATE
             ---------------------------------          -----------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

 ................................................................................
                             FOLD AND DETACH HERE

NAME & ADDRESS
PRINT HERE

              #

Dear Stockholder:

Sabre Holdings Corporation encourages you to take advantage of convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need for you to return the proxy card.

To vote your shares electronically you must use the control number printed above, just below the perforation. The series of numbers that appear above must be used to access the system.

1. To vote over the Internet:
     Log on to the Internet and go to the web site http://www.eproxyvote.com/tsg The web site should be accessible 24 hours a day, 7 days a week. Polls will close Monday, May 14, 2001, at 5:00 P.M., Central Daylight Saving Time.

2. To vote over the telephone:
     On a touch-tone telephone call 1-877-779-8683. This is a toll-free number. The system should be accessible 24 hours a day, 7 days a week. Polls will close Tuesday, May 15, 2001, at 10:00 A.M., Central Daylight Saving Time.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.


                              THANK YOU FOR VOTING